CERTAIN CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT, MARKED BY

***, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED

UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 2.1

EXECUTION VERSION

ASSET TRANSFER AGREEMENT

BETWEEN

RF MICRO DEVICES, INC.

AND

IQE, Inc.

DATED AS OF

JUNE 5, 2012

SCHEDULES

Schedule 1.2(a)	Lease
Schedule 1.2(b)	Tangible Personal Property
Schedule 1.2(c)	Assumed Contracts
Schedule 1.2(h)	Records
Schedule 1.3	Excluded Assets
Schedule 2.3	Allocation
Schedule 3.3	Required Consents
Schedule 3.11	Transferred Employees
Schedule 5.3(c)	Welfare Plans
Schedule 5.3(e)	Accrued PTO

EXHIBITS

Exhibit A	Supply Agreement
Exhibit B	Research and Development Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Estoppel Certificate

i

ASSET TRANSFER AGREEMENT

THIS ASSET TRANSFER AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of June 5, 2012 is entered into by and between RF Micro Devices, Inc., a North Carolina corporation (“Seller”), IQE, Inc., a Pennsylvania corporation (“IQE”).

BACKGROUND

A.

As of the date of this Agreement, Seller is the owner of certain equipment, contracts and related tangible and intangible property used in the operation of Seller’s molecular beam epitaxy (“MBE”) wafer fabrication facility located at 494 Gallimore Dairy Road, Suite A, Greensboro, North Carolina (the “Facility”) at which Seller produces for its own internal manufacturing purposes MBE wafer starting materials (the “Wafers”) (the Seller’s MBE capabilities to manufacture Wafers and operation of the Facility are referred to as the “Business”).

B.

Seller desires to sell and transfer, and IQE desires to purchase and accept, either directly or through an affiliate, certain assets of Seller used in or relating to the operation of the Business described below on the terms and conditions set forth in this Agreement.

THEREFORE, Seller and IQE agree as follows:

ARTICLE I

SALE AND PURCHASE OF BUSINESS

1.1 Transfer of Assets. Seller hereby sells, assigns, transfers and delivers to IQE, and IQE hereby purchases and accepts from Seller, at the Closing (as defined below) certain properties and assets of Seller associated with the Business, as specifically described below. The assets being sold and transferred hereunder are collectively referred to as the “Transferred Assets.”

1.2 Transferred Assets. The Transferred Assets specifically include and are limited to the following:

(a) Real Property Lease. The leasehold interest of Seller in the real property, buildings and improvements used for the Facility, which leasehold interest and lease relating thereto are more particularly described on Schedule 1.2(a) (the “Lease”).

(b) Tangible Personal Property. The tangible personal property, including machinery, equipment, fixtures, furniture, office equipment, supplies, materials and spare parts, located in the Facility and listed on Schedule 1.2(b) (the “Tangible Personal Property”), which shall include all manufacturer or supplier warranties or guarantees in respect of such Tangible Personal Property.

(c) Assumed Contracts. All interests of Seller in the following contracts (collectively, the “Assumed Contracts”): (i) the Lease; and (ii) the contracts, agreements, leases of personal property and other agreements described on Schedule 1.2(c).

(d) Raw Materials and Production Supplies. All raw materials and production supplies used or consumed in the production of finished goods by the Business as of the Effective Time (the “Transferred Inventory”), specifically excluding all finished goods and work in progress.

(e) Prepaids and Deposits. All prepaid items and deposits paid by Seller with respect to the Business, including, without limitation, lease and utility deposits and prepayments under the Assumed Contracts (the “Prepaids”).

(f) Permits. The permits, authorizations, certificates, approvals and licenses (“Permits”) held by Seller, to the extent transferrable to IQE, related to the operation of the Business or the ownership of the Transferred Assets.

(g) Software. All of Seller’s right, title and interest in and to the commercial, off-the-shelf software products used in the operation of the Business or installed on the Tangible Personal Property, but specifically excluding SAP and JMP.

(h) Records. The asset ledgers, inventory records, supplier records, payroll and personnel records and other files described on Schedule 1.2(h).

1.3 Excluded Assets. All of Seller’s assets that are not specifically “Transferred Assets” shall be retained by Seller and IQE shall not acquire any right, title or interest in or to such assets (collectively, the “Excluded Assets”), including, without limitation:

(a) all work in progress and finished goods inventories;

(b) the SAP and JMP software products; and

(c) the items described on Schedule 1.3.

1.4 Liabilities. The Transferred Assets shall be sold and conveyed to IQE free and clear of all liabilities, obligations, liens, mortgages, charges, pledges, right of pre-emption, options, restrictions, leases, trusts, orders or decrees or any title defect, rights to use or any other third party right or security interests and encumbrances whatsoever (collectively, “Liens”, or individually, a “Lien”), other than Permitted Liens (as defined in Section 3.4 below), provided, however, that IQE will assume at Closing (a) the obligations of Seller under the Assumed Contracts that are unperformed as of the Closing Date; and (b) all liabilities for the Transferred Assets arising after the Effective Time, including, without limitation but subject to Section 10.4, warranty obligations, VAT and sale and other taxes for the sale of the Transferred Assets after the Closing (collectively, the “Assumed Liabilities”).

1.5 License. In addition to the transfer of the Transferred Assets, and for the consideration set forth in Section 2.1, Seller hereby grants IQE a worldwide, royalty-free, non-

exclusive, non-transferable, non-assignable perpetual license without the right to sublicense except as provided herein: (a) in and to the tangible and intangible information, trade secrets, specifications, processes, methods, techniques, design ideas, technical information, data and other know how of Seller necessary for the design, development, manufacture and sale of Wafers manufactured by the Business, which is (i) owned or controlled by Seller and legally available for non-exclusive license by Seller hereunder, and (ii) in Seller’s possession or control as of the date of this Agreement (collectively, the “Know How”); and (b) to the software tools known as “MBE Track” and “Tool Track” and consisting of the applications described on Schedule 1.5 (the “Licensed Software”) as follows: (i) the Licensed Software may be installed and used in object code form in accordance with any documentation provided herein, solely for IQE’s internal purpose of running the Business and exclusively for use in the Facility and IQE shall have the right to make copies of the Licensed Software as required to exercise these rights; (ii) in source code form, the Licensed Software maybe used solely for purposes of supporting IQE’s continued use of the Licensed Software (and derivatives thereof) within the scope of the license granted by this Section 1.5. The license granted by Section 1.5 includes the rights (1) to modify the source code solely as necessary to correct failures of the Licensed Software to conform in applicable specifications; (2) to compile the source code into an executable, object-code format, and (3) to use such compiled materials within the scope of the licenses that are otherwise granted with respect to the Licensed Software. Notwithstanding any provision in this Agreement, IQE shall not use the source code for any purposes beyond the scope of the license granted hereunder. The Licensed Software may be used or modified by IQE exclusively for use in the Facility. In the event that IQE ceases to use the Licensed Software, all source code, object code and any modifications or derivatives developed by IQE shall be promptly returned to Seller. For the purpose of clarity, (x) the license of Know How under this Section 1.5 does not impose any duty or obligation on the part of Seller, express or implied, to assemble, prepare, list, produce, deliver or reduce to tangible form any Know How or to deliver to IQE any document, data or other tangible information relating to or containing Know How unless the same constitutes a Transferred Asset, (y) the parties intend for the foregoing license to provide IQE with all intellectual property rights under the ownership or control of Seller necessary to permit IQE to perform services under the Supply Agreement (as defined below), and each of Seller and IQE agree the breadth of the foregoing license grant shall be interpreted consistent with that intent and purposes, and (z) IQE acknowledges that there are no additional licenses granted by implication under this Agreement and Seller reserves all rights that are not expressly granted. IQE acknowledges that, as between the Parties, Seller owns all intellectual property rights and any other proprietary interests that are embodied in, or practiced by, the Know-How, the Licensed Software and/or any accompanying documentation.; provided, however, that the preceding sentence does not constitute a representation or warranty regarding ownership of any intellectual property rights or other proprietary interests and provided, further, that Seller is granting licenses pursuant to this Agreement only under intellectual property rights that are owned by Seller or that Seller has a right to sublicense. IQE agrees not to act outside the scope of the rights that are expressly granted by Seller in this Agreement. IQE will not (i) use the Know-How and/or Licensed Software in any manner that is inconsistent with accompanying documentation; (ii) make or install copies of the Licensed Software except as expressly authorized elsewhere in this Agreement, provided that IQE may make and retain a reasonable number of copies of the Licensed Software for back-up and archival purposes; (iii) modify any code of the Licensed

Software, nor create any derivative works of the Licensed Software except as expressly permitted herein; (iv) use the Licensed Software to operate the business of a third party, or to process data or content provided by a third party for the operation of a third party’s business, or otherwise use the software on a third party’s behalf, or act as a service bureau or provider of application services (“ASP” or software-as-a-service) to any third party, except as permitted in this Section 1.5; (v) digitally transmit, publicly perform, publicly display, distribute or otherwise convey to any third party any copies of the Licensed Software or any content of the documentation, in whole or in part; or (vi) sell, lend, lease, assign, transfer, pledge, permit a lien upon, or sublicense any of the rights having been granted by this Agreement with respect to the Know-How and/or Licensed Software, except as provided in Section 1.5. IQE agrees to use the Know-How and the Licensed Software only for lawful purposes and in compliance with all applicable laws, rules and regulations issues by governing authorities. IQE may not export or re-export any full or partial copies of the Licensed Software or Know-How outside the United States of America unless it first obtains any and all licenses and permits that may be required from governmental authorities. IQE acknowledges and agrees that any act or omission in breach of this section will constitute an unauthorized exercise of Seller’s exclusive intellectual property rights beyond the scope of the rights licensed by this Agreement Subject to the above limitations with respect to the Licensed Software, IQE shall have the right to sublicense or otherwise convey such license to any affiliate of IQE that provides product under the Supply Agreement from time to time.

1.6 Supply Agreement. As partial consideration for the transfer of the Transferred Assets, as of the Closing Date, Seller and IQE shall enter into the Wafer Supply Agreement in the form attached hereto as Exhibit A (the “Supply Agreement”).

1.7 Parent Guaranty. IQE plc, a United Kingdom Public Limited Company and the parent company of IQE (the “Parent”) hereby guarantees to Seller the payment and performance of all of IQE’s obligations under the Transaction Documents (as defined below). This guaranty is an absolute unconditional guaranty of payment and of performance, and not of collection, without regard to any protections afforded IQE under the United States Bankruptcy Code or similar creditors’ rights laws, which protections Parent agrees shall not be applicable to Parent as guarantor. This guaranty shall be enforceable against Parent without the necessity for any legal action or proceedings on Seller’s part of any kind or nature whatsoever against IQE.

ARTICLE II

CONSIDERATION

2.1 Consideration. In addition to the assumption of the Assumed Liabilities by IQE as set forth in Section 1.4, the aggregate consideration for the Transferred Assets shall be (a) the execution, delivery and performance of the Supply Agreement, and ***.

2.2*** Seller shall deliver on or prior to the Closing Date a schedule that sets forth *** a calculation of Seller’s *** for the *** (including *** shall be *** shall be *** and set forth on ***.

2.3 Prorations. The operation of the Transferred Assets and the income and expenses attributable thereto up the Effective Time shall be for the account of Seller and thereafter for the account of IQE. Expenses, including, without limitation, such items as ad valorem property taxes, prepaid items, the Prepaids, utility charges and rents with respect to the Transferred Assets and the Facility shall be prorated between Seller and IQE as of the Effective Time. Such prorations shall be made and paid insofar as is possible at the Closing, and in any event within 30 days thereafter.

2.4 Allocation. The consideration for the Transferred Assets shall be allocated for all United States purposes, including federal and state tax reporting purposes, among the Transferred Assets as mutually agreed by Seller and IQE, and consistent with the principles set forth in Schedule 2.4, adjusted only for changes in net amounts of the Transferred Assets between signing and Closing. Each of the parties acknowledges its understanding of the requirement under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), for the filing by each of Form 8594 for their respective tax years in which the Closing occurs.

2.5 Dispute Resolution. In the event of any dispute regarding the allocation of consideration in respect of the Transferred Assets pursuant to Section 2.4, or any other dispute between the parties under this Agreement, before demanding the dispute resolution provisions of this Section 2.5 can be commenced, the heads of the applicable business units shall be required to meet in-person in Washington, DC and negotiate in good faith to settle any outstanding issues in dispute between the Seller and IQE. In the event that after good faith negotiations, including such in-person meeting, Seller and IQE cannot mutually resolve such dispute, the dispute shall be submitted to good-faith non-binding mediation of no shorter than one day in Washington, DC before a qualified mediator. Each party shall bear its own costs associated with any of the aforementioned meetings and mediation and equally share the cost associated with the mediation. If the parties cannot such dispute through negotiations or mediation, either party may send the other an arbitration demand notice, in which case the dispute shall be finally settled by arbitration in Washington, DC, USA, under the Rules of Arbitration of the International Chamber of Commerce then in effect by one or more arbitrators appointed in accordance with the said Rules. Either party may request accelerated rules, in which case the parties will cooperate in good faith to adopt procedural rules recommended by the ICC for such accelerated proceedings. The language of the arbitration shall be in English. The number of arbitrators shall be one. The parties shall first attempt to agree on the nomination of a mutually acceptable arbitrator. If the parties cannot agree on an arbitrator, the ICC shall provide the parties with a list of three recommended arbitrators, and each party shall take turns deleting a person from that list until a single person is left, who shall hear the dispute. The seat of the arbitration shall be Washington, DC. The decision rendered by the arbitrator shall be final and binding upon the parties hereto, and may be entered and enforced in any applicable jurisdiction desired by any of the parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to IQE (in the knowledge that IQE is entering into this Agreement in reliance on the accuracy of the warranties), as follows:

3.1 Organization and Good Standing. Seller is a corporation duly organized and validly existing under the laws of State of North Carolina. Seller has all requisite power and authority to own, operate and lease the Transferred Assets, to license to the Know How and the Licensed Software and to conduct the operations of the Business as presently conducted.

3.2 Authority. Seller has all requisite power and authority to execute and deliver this Agreement, the Supply Agreement, the Research and Development Agreement (as defined below) and the other documents, agreements, certificates and acknowledgments contemplated thereby (collectively, the “Transaction Documents”), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the part of Seller. The Transaction Documents have been duly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditor’s rights generally and by principles of equity regarding the availability of remedies.

3.3 Effect of Agreement. The execution, delivery and performance of the Transaction Documents do not and will not: (a) conflict with the articles of incorporation or bylaws of Seller; (b) to the knowledge of Seller, violate any law or any rule or regulation of any governmental body or administrative agency, or conflict with any judicial or administrative judgment, order or decree relating to Seller or the Transferred Assets; (c) constitute a breach or default under any agreement or instrument by which Seller is bound or the Transferred Assets are affected; (d) create any Lien on any of the Transferred Assets; or (e) except as set forth on Schedule 3.3, require any consent, notice to or filing with any governmental authority, administrative agency or any other third party on behalf of Seller. The consents described on Schedule 3.3 are the “Required Consents.”

3.4 Title to and Condition of the Transferred Assets. Seller is the true and lawful owner of, and has good and valid title to the Transferred Assets, free and clear of any and all Liens other than (a) liens for taxes or other amounts not yet due and payable or (b) imperfections of title and encumbrances, if any, which in the aggregate are not material, do not materially detract from the marketability or value of the assets subject thereto and do not materially impair the operations of the owner or authorized user thereof (the “Permitted Liens”). Upon the consummation of the transactions contemplated in this Agreement at the Closing, IQE will acquire good and marketable title to the Transferred Assets, free and clear of all Liens other than the Permitted Liens.

3.5 Sufficiency of Assets. The Transferred Assets and the license of the Know How and the Licensed Software constitute all of the assets of any nature required to operate the Business in the manner presently operated by Seller, excluding only the Excluded Assets, and are sufficient to allow IQE to perform its obligations under the Supply Agreement.

3.6 Tangible Property; Inventory. Except as set forth in Schedule 3.6, all Tangible Personal Property is (a) in good operating order, condition and repair, ordinary wear and tear excepted, (b) suitable for immediate use in the ordinary course of business of the

Business, and (c) free from material defects. The Transferred Inventory was acquired in the ordinary course of business consistent with past practices and after taking into account any reserves or allowances is usable or saleable in the ordinary course of business.

3.7 Contracts. Each Assumed Contract and the Lease is the valid and binding obligation of the parties thereto, enforceable in accordance with its terms subject to equitable limitations. None of the Assumed Contracts requires a future payment or obligation assumed by IQE materially different than those made or performed by Seller in the ordinary course of business consistent with past practice. Subject to receipt of any Required Consents, Seller is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect of any Assumed Contract or the Lease and, to Seller’s knowledge, no other party to any of the Assumed Contracts or the Lease is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect of any Assumed Contract or the Lease.

3.8 Litigation. There are no material claims, actions, suits or investigations pending, or to the knowledge of Seller, threatened, against Seller affecting the Transferred Assets or the Business. Schedule 3.8 lists all material claims, actions or suits asserted (including any insurance claims filed) in respect of the operation of the Business during the three (3) year period prior to the date of this Agreement.

3.9 Compliance with Laws; Permits. No order or decree of any court, governmental agency or arbitration tribunal is currently in effect or, to Seller’s knowledge, threatened, against or involving Seller that materially affects or involves the Business or the Transferred Assets. For the three (3) years prior to the date and continuing through the Closing, Seller has complied in all material respects with all laws, rules, regulations and licensing requirements of all United States, state and local authorities applicable to the properties and operations of the Business, including without limitation, all laws related to pollution or to the protection of health, safety or the environment (collectively, “Environmental Laws”). Seller has provided IQE with (or provided access to) copies of all reports or studies, and any notices from any governmental agencies, that address compliance with (or any failure to comply with) Environmental Laws that are in the possession or control of Seller and that relate to the Business or the Facility.

3.10 Taxes. There are no Liens for taxes upon any of the Transferred Assets. There is no pending tax audit or examination, nor any action, suit, investigation, claim or deficiency asserted against Seller that could reasonably be expected to have a material adverse effect on the Business or the Transferred Assets.

3.11 Labor Matters. The employees of Seller who primarily support the Business are listed on Schedule 3.11 (the “Transferred Employees”). Schedule 3.11 includes for each Transferred Employee the date of hire, title, and whether the person is a full-time or part-time employee. Seller is not subject to any collective bargaining agreement, labor contract or similar agreement or arrangement with any labor union, trade union, works council or other employee representative, nor is any such agreement or contract being negotiated, in each case with respect to any Transferred Employee or the Business. During the three (3) years prior to the date hereof, Seller has not received: (i) written notice of any unfair labor practice, charge or complaint pending or threatened before the National Labor Relations Board or any other governmental authority against or relating to any Transferred Employee nor to Seller’s knowledge is any such charge of complaint pending, (ii) written notice of any proceedings arising out of any collective bargaining agreement, or similar agreement nor to Seller’s knowledge are any such proceedings pending, in each case with respect to any Transferred Employee or the Business, (iii) written notice of threats to commence any proceedings by or on behalf of any Transferred Employee before the Equal Employment Opportunity Commission or other governmental authority responsible for the prevention of unlawful employment practices nor are any such proceedings pending to Seller’s knowledge, or (iv) written notice of the intent of any governmental authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, classification of employees, whistleblower or occupational safety and health laws to conduct an investigation with respect to or relating to any Transferred Employee or the Business. Seller is in compliance with all material laws respecting employment and employment practices, except where the failure to comply would not, individually or in the aggregate, result in an adverse effect on the Transferred Assets.

3.12 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Seller in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commission, finder’s fee or similar payment due from Seller.

3.13 Intellectual Property. To Seller’s knowledge, the use of the Know How and the Licensed Software in the operation of the Business as licensed herein does not infringe the intellectual property rights of any third party. All Know How and the Licensed Software was internally developed by Seller’s employees and each such employee responsible for development of the Know How or the Licensed Software entered into an inventions assignment instrument in favor of the Seller in form customarily used by Seller.

3.14 Production & Cost Information. Seller has provided IQE with certain historical information related to the production and cost metrics of the Business. Such information accurately reflects in all material respects the performance of the Business for the periods referenced therein.

3.15 Disclosure. No representation or warranty of Seller herein or in the other documents delivered in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances in which it was made or delivered, in order to make the statements herein or therein not misleading.

3.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedule as supplemented or amended), neither Seller nor any of its affiliates make any other express or implied representation or warranty with respect to Seller, the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller or any of its affiliates, officers, directors, employees, agents or representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IQE

IQE represents and warrants to Seller as follows:

4.1 Organization and Good Standing. IQE is a corporation duly organized and validly existing under the laws of the State of Pennsylvania. Parent is a public limited company duly organized, and validly existing under the laws of the United Kingdom.

4.2 Authority. IQE and Parent each have all requisite power and authority to execute and deliver the Transaction Documents to which they are party and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and shareholder action on the part of IQE and Parent. The Transaction Documents executed by each of IQE and Parent have been duly executed and delivered by IQE and Parent and constitute valid and binding obligations of IQE and Parent, enforceable against IQE or Parent in accordance with their respective terms except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditor’s rights generally and by principles of equity regarding the availability of remedies.

4.3 Effect of Agreement. The execution, delivery and performance of the Transaction Documents to which each of IQE and Parent are party do not and will not: (a) conflict with the constitutional documents of IQE or Parent; (b) to the best knowledge of IQE, violate any law or any rule or regulation of any governmental body or administrative agency or conflict with any judicial or administrative judgment, order or decree relating to IQE or Parent; (c) constitute a breach or default under any agreement or instrument by which IQE or Parent is bound; or (d) require any consent, notice to or filing with any governmental authority, administrative agency or any other third party on behalf of IQE or Parent.

4.4 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of IQE in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commission, finder’s fee or similar payment due from IQE.

ARTICLE V

COVENANTS

5.1 Conduct of Business. Seller covenants and agrees that, between the date of this Agreement and the Closing Date they shall:

(a) not materially amend, alter or modify any provisions of any Assumed Contract;

(b) not engage in any acts or omissions that have resulted in, or might reasonably be expected to result in, a material adverse effect on the Transferred Assets;

(c) promptly advise IQE of any material adverse change in the condition, whether financial, tax (including notification of audit or other tax investigation, tax lien filing or proposed tax lien) or otherwise, of the Business or the Transferred Assets;

(d) not sell or relocate any of the Transferred Assets;

(e) promptly advise IQE of the occurrence of any event or circumstance which affects the consummation of the transactions contemplated by this Agreement or which, if in existence on the date of this Agreement, would have been required to have been disclosed in a schedule to this Agreement; and

(f) not create or permit to exist any Lien of any kind or nature with respect to any of the Transferred Assets, other than the Permitted Liens and Liens that exist on the date of this Agreement that will be released at or prior to the Closing.

5.2 Access and Information. Seller agrees that during the period between signing and Closing, it shall permit IQE and its counsel, accountants and other representatives full access during normal business hours to the properties, assets, books, records, agreements and other documents of Seller related exclusively to the Transferred Assets and the Business. Seller shall furnish to IQE and its representatives information concerning the Transferred Assets and the Business as IQE may reasonably request. Seller shall permit and facilitate communications between IQE and Seller’s suppliers, landlords and other persons having relationships with the Business. Seller shall use commercially reasonable efforts to obtain the Required Consents.

5.3 Employment and Benefit Plan Matters. The following provisions shall apply to certain employee-related matters:

(a) On the Closing Date and effective as of the Effective Time, Seller shall cease to employ the Transferred Employees and IQE will offer employment to all such Transferred Employees at their respective then-current salary or wages (including bonus opportunity).

(b) As of the Closing Date, the Transferred Employees who have an account balance in any defined contribution plan maintained by Seller shall be deemed fully vested in, and entitled to receive a distribution of, their entire account balances in accordance with the terms of such plans and shall be permitted to rollover his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) to a qualified retirement plan established or maintained by IQE that contains a cash or deferred arrangement under Section 401(k) of Code. As of the Closing Date, the Transferred Employees shall cease to be eligible to make or receive contributions under any such plans of Seller (provided, however, that any contribution required to be made with respect to the participation of the Transferred Employees in such plans on or immediately prior to the Closing Date shall be made by Seller as soon as administratively feasible following the Closing Date, in accordance with Seller’s standard administrative practice for such plans).

(c) Effective as of the Closing Date, the Transferred Employees shall cease to be covered by Seller’s welfare benefit plans described on Schedule 5.3(c) (the

“Welfare Plans”). Seller shall retain responsibility in accordance with such Welfare Plan only for those claims incurred by the Transferred Employees (or their eligible dependents) under such Welfare Plans before the Effective Time. A medical or dental claim shall be deemed to be incurred on the date on which medical or other treatment or service was rendered (and not the date of inception of an illness or injury or the date on which a claim for treatment or service is submitted). A claim under the life and accident, disability insurance and severance pay plans shall be deemed to be incurred on the date of death, accident, injury or disability, or in the case of severance pay, the date the termination of employment giving rise to severance pay occurs. With respect to workers’ compensation injuries incurred by any Transferred Employees, (i) Seller shall retain responsibility for workers’ compensation claims filed by any Transferred Employee prior to the Effective Time or for services rendered by or acts or events occurring with respect to such Transferred Employee prior to the Effective Time, and (ii) IQE shall assume responsibility for claims resulting from an injury to or services rendered by or acts or events occurring with respect to such Transferred Employee after the Effective Time.

(d) Seller shall retain all liability to provide COBRA continuation coverage (as defined in Section 4980B(f)(2) of the Code) (“Continuation Coverage”) to Transferred Employees (and their eligible dependents) who incur a qualifying event (as defined in Section 4980B(f)(3) of the Code) (a “Qualifying Event”) prior to or as of the Effective Time. IQE shall be responsible for providing Continuation Coverage to Transferred Employees (and their eligible dependents) whose Qualifying Event occurs any time after the Effective Time.

(e) IQE shall use commercially reasonable efforts to provide the Transferred Employees with benefits that are, in the aggregate, substantially comparable to the benefits provided to them by Seller under the Welfare Plans immediately prior to Closing. For purposes of any employee benefits provided to Transferred Employees after the Closing Date, IQE shall credit (or cause to be credited) time of service accrued as an employee of Seller and its predecessors by such Transferred Employees as of the Closing Date for purposes of vesting, eligibility (but not for purposes of benefit accruals or the satisfaction of deductible or other monetary thresholds) and all pre-existing condition exclusions and actively-at-work requirements of such plans shall be waived for such employees and their covered dependents (other than limitations or waiting periods that are in effect prior to the Effective Time with respect to such employees and dependents that have not been satisfied). IQE shall recognize past service with Seller and its predecessors for all purposes for all of the Transferred Employees under the vacation and other benefit plans of IQE.

(f) Seller and IQE agree to utilize the standard procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting for Transferred Employees who are employed by IQE following the Closing Date.

(g) Except as expressly set forth in this Section 5.3 or Section 1.4, IQE shall not assume any obligations of Seller with respect to any Transferred Employees.

5.4 Confidentiality. In recognition of the confidential nature of certain of the information which will be provided to the parties, each party agrees to retain in confidence, and to require its respective directors, officers, employees, consultants, professional representatives and agents (collectively, its “Representatives”) to retain in confidence all confidential information transmitted or disclosed to it by the other party, and further agrees that it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any confidential information obtained from or revealed by the other party, except that each party may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby. For the avoidance of doubt, the Know-How and the source code of the Licensed Software will be considered Seller’s confidential information and subject to the provisions of this Agreement relating to confidential information In making such information available to its Representatives, each party shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted hereby. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed (a) where it is necessary to any regulatory authorities or governmental agencies; (b) if it is required by court order or decree or applicable law; (c) if it is ascertainable or obtained from public or published information; (d) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential; or (e) if the recipient can demonstrate that such information was in its possession prior to disclosure thereof in connection with this Agreement. If either party shall be required to make disclosure of any such information by operation of law, such party shall give the other party prior notice of the making of such disclosure and shall use all reasonable efforts to afford the other party an opportunity to contest the making of such disclosure; provided, however, if related to financial disclosure reporting obligations required by operation of law no such advance notice shall be required. In the event that the Closing shall not occur, each party shall immediately deliver, or cause to be delivered, to the other party (without retaining any copies thereof) any and all documents, statements or other written information obtained from such other party that contain confidential information of the other party.

5.5 Tax Matters.

(a) Seller shall prepare and timely file all tax returns required to be filed by Seller for any tax period ending on or prior to the Closing Date with respect to taxes for which Seller is responsible under this Agreement. Seller shall timely pay all taxes shown on any such tax return. Buyer shall prepare and timely file all tax returns required to be filed with respect to the Transferred Assets for any tax period or portion thereof beginning after the Closing Date (or for any tax period beginning before and ending after the Closing Date (a “Straddle Period”)). For purposes of this Section 5.5, in the case of any Straddle Period, the amount of any taxes based on or measured by income or receipts of Seller and the amount of any sales, use, employment or withholding taxes of Seller shall be allocated based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other taxes of Seller for a Straddle Period that relate to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) After the Closing Date, each of IQE and Seller shall furnish or cause to be furnished to the other, upon request, as promptly as reasonably practicable, such information (including access to books, records and personnel) and assistance as is reasonably requested for the preparation and filing of any tax return or related document, for the preparation for any tax audit or for the prosecution or defense of any claim, suit or proceeding relating to liability for taxes of Seller or of IQE to the extent such taxes relate to the Transferred Assets.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions to IQE Obligation. The obligation of IQE to consummate the transaction contemplated by this Agreement is subject to the satisfaction of each of the conditions set forth in this Article VI on or before the Closing Date, unless specifically waived in writing by IQE prior to the Closing Date.

(a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true and correct on the date of this Agreement, and shall be true and correct on the Closing Date as through made on and as of the Closing Date.

(b) Compliance with Covenants. Seller shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(d) Absence of Change. Between the date of this Agreement and the Closing, no material adverse change shall have occurred in the business, operations or financial or other condition of the Business or the Transferred Assets.

(e) Required Consents. All Required Consents shall have been obtained.

(f) Closing Deliveries. IQE shall have received the closing deliveries described in Section 7.2(a).

6.2 Conditions to Seller Obligation. The obligation of Seller to consummate the transaction contemplated by this Agreement is subject to the satisfaction of each of the conditions set forth in this Article VI on or before the Closing Date, unless specifically waived in writing by Seller prior to the Closing Date.

(a) Representations and Warranties. The representations and warranties of IQE contained in this Agreement shall have been true and correct on the date of this Agreement, and shall be true and correct on the Closing Date as through made on and as of the Closing Date.

(b) Compliance with Covenants. IQE shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(d) Required Consents. All Required Consents shall have been obtained.

(e) Closing Deliveries. Seller shall have received the closing deliveries described in Section 7.2(b).

ARTICLE VII

CLOSING

7.1 Closing. The closing of the sale and transfer of the Transferred Assets (the “Closing”) shall take place at Seller’s offices at 7628 Thorndike Road, Greensboro, NC 27409 on June 9, 2012, or such other place and time as the parties may agree (the “Closing Date”). For purposes of passage of title, risk of loss, allocation of expenses and other economic effects, the Closing when completed shall be deemed to have occurred at 12:01 a.m., local time, on the Closing Date (the “Effective Time”).

7.2 Deliveries. At the Closing, each party shall execute and deliver to the other such instruments of conveyance or assumption and other documents as may be required or contemplated by this Agreement, all of which shall be in form and substance satisfactory to the other party.

(a) At Closing, Seller shall:

(i) make available to IQE the originals or copies of the Assumed Contracts;

(ii) give to IQE possession of all of the Transferred Assets, which are capable of transfer by delivery;

(iii) execute and deliver a Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”), which shall convey all of the Transferred Assets pursuant to the terms of this Agreement;

(iv) execute and deliver the Supply Agreement;

(v) execute and deliver a Joint Research and Development Agreement in the form attached hereto as Exhibit B (the “Research and Development Agreement”);

(vi) execute and deliver a transition services agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”);

(vii) deliver a certificate signed by a duly authorized representative of Seller dated as of the Closing Date that certifies the satisfaction of the conditions precedent set forth in Sections 6.1(a), (b), (c) and (d);

(viii) Seller shall cause the owner of the Facility to deliver an estoppel in the form attached as Exhibit D hereto; and

(ix) execute and deliver such other documents, instruments and certificates reasonably requested by IQE, including any other documents reasonably necessary to vest title to the Transferred Assets in IQE.

(b) At Closing, IQE shall:

(i) execute and deliver the Bill of Sale;

(ii) execute and deliver the Supply Agreement;

(iii) execute and deliver the Research and Development Agreement;

(iv) execute and deliver the Transition Services Agreement;

(v) deliver a certificate of insurance satisfying the requirements set forth in Section 15(o) of the Supply Agreement;

(vi) deliver a certificate signed by a duly authorized representative of IQE dated as of the Closing Date that certifies the satisfaction of the conditions precedent set forth in Sections 6.2(a), (b) and (c); and

(vii) deliver such other documents, instruments and certificates reasonably requested by Seller, including appropriate assumption documents for the Assumed Contracts and other liabilities assumed hereunder.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Seller. Seller shall indemnify, defend and hold harmless IQE and its officers, directors and affiliates (the “IQE Indemnitees”) from, against, and with respect to any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (a “Loss”) arising out of or in connection with any of the following:

(a) any breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any failure by Seller to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement;

(c) any and all liabilities and obligations of Seller, other than the Assumed Liabilities; or

(d) Seller’s ownership and operation of the Business and the Transferred Assets prior to the Effective Time.

Notwithstanding anything herein to the contrary, each party acknowledges its duty to reasonably mitigate any Loss it might incur. Notwithstanding the foregoing, Seller will not have any responsibility or liability under this Agreement in connection with claims made by third parties under the warranty set forth in Section 3.13 to the extent they are directed at (i) modifications of the Licensed Software made by IQE or on its behalf, (ii) use or combination of the Licensed Software with materials, media, content, information or methods not provided by Seller under this Agreement, (iii) use of the Licensed Software in a manner not expressly authorized by this Agreement.

8.2 Indemnification by IQE. IQE shall indemnify, defend and hold harmless Seller and its officers, directors and affiliates (the “Seller Indemnitees”) from, against and with respect to any Loss arising out of or in connection with any of the following:

(a) any breach of any of the representations and warranties of IQE contained in this Agreement;

(b) any failure by IQE to perform or observe, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement;

(c) all Assumed Liabilities; or

(d) IQE’s ownership and operation of the Transferred Assets on and after the Effective Time.

8.3 Notice of Claim. Any party seeking to be indemnified hereunder (the “Indemnified Party”) shall, within thirty (30) days following discovery of the matters giving rise to a Loss, notify the party from whom indemnity is sought (the “Indemnity Obligor”) in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss (so far as it is able) and the amount of the liability estimated to arise therefrom; provided a failure to provide notice within such 30-day period to the extent the Indemnity Obligor is not prejudiced by such delay. The Indemnified Party shall provide to the Indemnity Obligor as promptly as reasonably practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted.

8.4 Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may (subject to the Indemnified Party being indemnified and secured to its reasonable satisfaction in respect of all costs, charges and expenses reasonably and properly incurred by such party as a consequence of any actions taken at the request of the Indemnity Obligor pursuant to this Section 8.4), by giving written notice to the Indemnified Party within 30 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense; provided, however, that during the interim the Indemnified Party shall use commercially reasonable efforts (not including settlement) to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party’s own expense. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent (such consent not to be unreasonably withheld).

8.5 Third Parties. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a third party claim, if an Indemnified Party subsequently becomes at any time entitled to recover from a third party (not being the Indemnified Party or its affiliates) any sum in respect of the matter giving rise to such Loss, the Indemnified Party shall take all necessary steps to enforce such recovery, and shall repay to the Indemnity Obligor as soon as reasonably practicable so much of the amount paid to the Indemnified Party as does not exceed the lesser of (i) the amount paid by the Indemnity Obligor in respect of such Loss, or (ii) the sum recovered from the third party (less all reasonable costs, charges and expenses incurred by the Indemnified Party in recovering that sum from such third party).

8.6 Time for Claims. Any claim asserted with respect to the items enumerated in Sections 8.1 or 8.2 must be submitted to the Indemnity Obligor in writing, or invoked in official proceedings, within twelve (12) months after the Closing Date, save in respect of Loss in relation to the representations and warranties in Sections 3.2, 3.3 3.4 and 3.9 (the “Fundamental Reps”), which must be submitted prior to the expiration of the applicable statutes of limitation. For the avoidance of doubt, in respect of a liability which is contingent or unascertained, the Seller shall not be required to invoke proceedings within the time limits set out in the set out in this Section 8.6 provided that written notice of the claim consistent with the requirements of Section 8.3 has been submitted to the Indemnity Obligor in accordance with this Section 8.6.

8.7 Limitation. Notwithstanding the provisions of Section 8.1, Seller shall not have any indemnification obligation under this Agreement unless and until the aggregate amount of the Losses of the IQE Indemnitees exceed $300,000 in the aggregate, whereupon Seller shall be liable to indemnify the Indemnified Party from and against all such Adverse Consequences in excess of such amount; provided, however, that this Section 8.7 shall not apply to breaches of the Fundamental Reps.

8.8 Maximum Indemnity Amount. In no event shall the aggregate amount for which Seller or IQE shall be liable as an Indemnity Obligor hereunder exceed $3,000,000; provided, however, that this Section 8.8 shall not apply to breaches of the Fundamental Reps.

8.9 Reduction by Insurance Proceeds. The amount payable by an Indemnity Obligor to an Indemnified Party with respect to a Loss shall be reduced by the amount of any insurance proceeds received by the Indemnified Party with respect to the Loss, and each of the parties hereby agrees to use its commercially reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Loss.

8.10 Exclusive Remedy. Except for claims based on fraud or willful misrepresentation, the rights and remedies set forth in this Article VIII constitute the exclusive and sole rights and remedies of the parties in respect of the matters indemnified under this Article VIII; provided that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. In no event will either party be liable to the other party for incidental, special, exemplary, punitive, or consequential damages of any kind.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Seller and IQE;

(b) By Seller (if Seller is not then in breach of any term of this Agreement), if IQE shall (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date; or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within ten days after Seller has notified IQE of its intent to terminate this Agreement pursuant to this subparagraph;

(c) By IQE (if IQE is not then in breach of any term of this Agreement), if Seller shall (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date; or (ii) materially breach any of its representations or warranties contained herein, which failure or breach is not cured within ten days after IQE has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph;

(d) By either Seller or IQE, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Seller or IQE which prohibits or restrains Seller or IQE from consummating the transactions contemplated hereby; or

(e) By either Seller or IQE, if the Closing has not occurred by July 31, 2012, for any reason other than delay or nonperformance of the party seeking such termination.

9.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligation of the parties hereunder, except for the obligations under Sections 10.4 (with respect to expenses) and 10.5 (with respect to publicity) and 5.4 (with respect to confidentiality); provided, however, that termination pursuant to subparagraphs (b) or (c) of Section 9.1 shall not relieve the defaulting or breaching party from any liability to the other party hereto.

ARTICLE X

MISCELLANEOUS

10.1 Survival of Representations. Subject to the limitations on indemnification set forth in Section 8.6, all representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing.

10.2 Further Acts. From and after the Closing Date, upon the reasonable request of either party, the other party shall execute, acknowledge and deliver all such further acts, assignments, documents, agreements, acknowledgments, transfers, conveyances, powers of attorney and assurances as may reasonably be required or appropriate to carry out the transactions contemplated by this Agreement and to facilitate the transition of the Business from Seller to IQE, the assumption of the Assumed Liabilities by IQE and to address matters in a manner consistent with the express provisions, spirit and intent of this Agreement.

10.3 Risk of Loss. The risk of loss, damage or condemnation of any of the Transferred Assets from any cause whatsoever shall be borne by Seller at all times prior to the Effective Time and shall be borne by IQE at all times after the Effective Time.

10.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the sale of the Transferred Assets is consummated. Recording and filing fees, transfer taxes, sales and any other excise taxes on the transfer of the Transferred Assets, and any VAT in respect of such fees, shall be borne 50% by Seller and 50% by IQE.

10.5 Publicity. Neither party will issue any press releases or other announcements concerning the transactions contemplated by this Agreement or that relate to the party’s relationship under the Transaction Documents without the other party’s prior written consent prior to such issuance. This Agreement’s specific terms and the information shared under or in connection with the performance of this Agreement are confidential information. The parties’ disclosures and activities in connection with this Agreement are subject to the confidentiality provisions set forth in Section 5.4 of this Agreement. Such confidentiality terms will continue to apply pursuant to this Section 10.5 and Section 5.4 after the Closing Date. Either party’s breach of the confidentiality obligations set forth in this Agreement will be a material, non-curable breach of this Agreement and the other Transaction Documents. Notwithstanding the foregoing, either party may make filings required by law upon prior written notice to the other party.

10.6 Notices.

(a) All notices, demands and other communications given with respect to this Agreement shall be in writing and shall be given by one of the following methods (all charges prepaid and properly addressed to the addresses set forth in Section 10.6(b)): (i) by personal delivery, in which case the notice, demand or communication will be deemed given upon receipt; or (ii) by nationally recognized overnight courier service, in which case the notice, demand or communication will be deemed given one business day after deposit with such overnight courier service.

(b) All notices, demands, and communications sent pursuant to this Section 10.6 must be addressed as follows:

If to Seller:

RF Micro Devices, Inc.

7628 Thorndike Road

Greensboro, North Carolina 27409

Attention: Dean Priddy, CFO

Telephone: (336) 678-5154

Telecopy: (336) 678-0249

With a copy (which shall not constitute notice) to:

Womble Carlyle Sandridge & Rice, LLP

One West Fourth Street

Winston-Salem, North Carolina 27101

Attention: Jeffrey C. Howland

Telephone: (336) 721-3575

Telecopy: (336) 733-8371

If to IQE:

Pascal Close

St. Mellons, Cardiff

CF3 0LW

United Kingdom

Attention: Phil Rasmussen

Telephone:

Telecopy:

With a copy (which shall not constitute notice) to:

Foster Pepper PLLC

1111 Third Avenue, Suite 3400

Seattle, WA 98101

Attention: Robert Kunold, Jr.

Telephone: (206) 447-2696

Telecopy: (206) 749-1984

10.7 Cumulative Rights. Except as expressly set forth herein, the rights conferred on each party in this agreement are cumulative and in addition to all other rights available to such party.

10.8 Survival. This Agreement shall so far as it remains to be performed after Closing continue in force notwithstanding Closing and the rights of IQE in respect of any transaction document shall not be affected by closing.

10.9 Governing Law and Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed according to the laws of the State of North Carolina without regard to choice of law principles. Disputes between the parties shall be resolved pursuant to the provisions set forth in Section 2.5. Each party consents to personal jurisdiction of the federal and state courts in the Middle District of North Carolina with respect to the enforcement of any arbitration award or the litigation of any dispute arising out of this Agreement. Notwithstanding any other provision of this Agreement, including this section, each party shall have the right to at any time apply to any court of competent jurisdiction for preliminary injunctive relief.

10.10 Counterparts; Electronic Delivery. This Agreement may be executed and delivered by facsimile, electronic mail, or other electronic means and in any number of copies and counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment without such consent shall be void.

10.12 Third Party Beneficiaries. With the exception of Sections 8.1 and 8.2, none of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity that is not a party to this Agreement.

10.13 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

10.14 Amendments; Waiver. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto, and the parties hereto waive the right to amend the provisions of this Section 10.14 orally. No failure or delay by a party in exercising any right hereunder shall operate as a waiver of such rights nor shall any single or partial exercise of a right preclude the exercise of any other right.

10.15 Knowledge; Material. Whenever used herein with respect to a party, the term “knowledge” or “best knowledge” shall mean the actual knowledge of such party’s officers and directors, and in the case of Seller, also includes Chris Santana. Whenever used herein, the term “material” shall mean any single or series of related facts, events or circumstances with a value in excess of $50,000.

10.16 Currency. All amounts to be paid by a party pursuant to this Agreement shall be in United States dollars, and all references to amounts shall be deemed to be references to United States dollars.

10.17 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

10.18 Entire Agreement. This Agreement and its Schedules and Exhibits, and the other Transaction Documents constitute the entire contract between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter including, without limitation, the term sheet dated May 4, 2012.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

SELLER:

RF MICRO DEVICES, INC.

By:	/s/ William A. Priddy, Jr.
Name:	William A. Priddy, Jr.
Title:	CFO

IQE:

IQE, INC.

By:	/s/ A.W. Nelson
Name:	A.W. Nelson
Title:	President/CEO

PARENT:*

IQE plc

By:	/s/ A.W. Nelson
Name:	A.W. Nelson
Title:	President/CEO

* The Parent is executing this Agreement solely to acknowledge and agree to the provisions of Section 1.5 concerning the Parent guaranty.

[Signature Page to Asset Transfer Agreement]

SCHEDULES AND EXHIBITS

The Schedules and Exhibits, other than Exhibit A, which is filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q of RF Micro Devices, Inc. for the quarterly period ended June 30, 2012, are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. RF Micro Devices, Inc. will supplementally provide a copy of such omitted Schedules and Exhibits to the Commission upon request.

[Signature Page to Asset Transfer Agreement]